漢 坤 律 師 事 務 所

Han Kun Law Offices

Suite 906, Office Tower C1, Oriental Plaza, 1 East Chang An Avenue, Beijing 100738, P. R. China

Tel: (86 10) 8525-5500; Fax: (86 10) 8525-5511/5522

Date: April 23, 2014

58.com Inc.

Block E, The North American International Business Center

Yi 108 Beiyuan Road, Chaoyang District,

Beijing 100101

People’s Republic of China

Dear Sir/Madam:

We hereby consent to the use of our name and the summary of our opinion under the captions, “Risk Factors" in Item 3, “Organizational Structure” in Item 4 and “Consolidated Statements and Other Financial Information” in Item 8, included in the annual report of 58.com Inc. on Form 20-F for the fiscal year ended December 31, 2013 (the "Annual Report"), which will be filed with the Securities and Exchange Commission in the month of April, 2014. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

Yours Sincerely,

/s/ Han Kun Law Offices
Han Kun Law Offices